UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2022

SENTI BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-262707	86-2437900
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Corporate Drive, First Floor South San Francisco, California 94080
(Address of principal executive offices including zip code)

Registrant’s telephone number, including area code: (650) 382-3281

Dynamics Special Purpose Corp.

2875 El Camino Real

Redwood City, California 94061

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SNTI	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

On June 8, 2022 (the “Closing Date”), Dynamics Special Purpose Corp., a Delaware corporation (“DYNS”), consummated the previously announced business combination pursuant to the terms of the business combination agreement, dated December 19, 2021 and amended on February 12, 2022 and May 19, 2022 (as amended, the “Business Combination Agreement”), with Explore Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of DYNS (“Merger Sub”), and Senti Biosciences, Inc., a Delaware corporation (“Senti Bio”). Pursuant to the terms of the Business Combination Agreement, Merger Sub merged with and into Senti, with Senti surviving the merger as a wholly-owned subsidiary of DYNS (the “Business Combination”). In connection with the consummation of the Business Combination, DYNS changed its corporate name to Senti Biosciences, Inc. (the “Combined Company”).

The Combined Company received gross proceeds of approximately $140.3 million of the expected $156.5 million in connection with the Business Combination, which included funds held in DYNS’s trust account of $84.5 million (net of redemptions), $50.6 million of the expected $66.8 million in proceeds from a private investment in public equity (“PIPE”) financing that closed concurrently with the consummation of the Business Combination, and a recent $5.2 million investment by Bayer Healthcare LLC through the purchase of a convertible note that was exchanged (at $10.00 per share, with accrued interest canceled) at the closing of the Business Combination for common equity with the same rights as the shares sold in the PIPE. The Combined Company expects the proceeds from this transaction, combined with cash on hand, to fund operations into 2024.

Investors in DYNS include funds managed by ARK Investment Management LLC, funds and accounts managed by Counterpoint Global (Morgan Stanley Investment Management), Invus, and funds and accounts advised by T. Rowe Price Associates, Inc., among others. Investors participating in the PIPE financing as of the Closing Date included 8VC, Amgen Ventures, funds and accounts managed by Counterpoint Global (Morgan Stanley Investment Management), Invus, NEA, Parker Institute for Cancer Immunotherapy, and T. Rowe Price funds, among others. Of the $66.8 million in subscriptions for the PIPE financing, $16.2 million has yet to be funded as LifeForce Capital, who entered into a subscription agreement concurrently with Senti Bio and DYNS’s execution of the Business Combination Agreement in December 2021, has not funded its commitment. Senti Bio intends to enforce LifeForce Capital’s legal obligations under its subscription agreement. Solely for purposes of consummating the Business Combination on June 8, 2022, Senti Bio agreed to waive the $150 million available cash closing condition under the Business Combination Agreement (as a result of LifeForce Capital’s failure to timely fund its $16.2 million commitment).

Item 7.01.	Regulation FD Disclosure.

On June 9, 2022, the Combined Company issued a press release announcing the completion of the Business Combination. A copy of the press release is furnished herewith as Exhibit 99.1.

The information in this Item 7.01, including Exhibit 99.1, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities under that section, and shall not be deemed to be incorporated by reference into the filings of the registrant under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filings.

Item 9.01.	Financial Statements and Exhibits

(c)    Exhibits

Exhibit No.	Description

99.1	Press Release dated June 9, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENTI BIOSCIENCES, INC.

By:	/s/ Timothy Lu
Name:	Timothy Lu
Title:	Chief Executive Officer

Date: June 9, 2022